Exhibit 10.1

NON-EMPLOYEE DIRECTOR EQUITY DEFERRAL PROGRAM
UNDER THE
MERITAGE HOMES CORPORATION 2018 STOCK INCENTIVE PLAN
This Non-Employee Director Equity Deferral Program (the “Deferral Program”) is adopted by the Board of Directors (“Board”) of Meritage Homes Corporation, a corporation organized under the laws of the State of Maryland (the “Company”), pursuant to the Meritage Homes Corporation 2018 Stock Incentive Plan, as amended (the “Plan”), and is effective as of May 22, 2025. When a word or phrase appears in this Deferral Program document with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be given the meaning ascribed to it in the Plan, unless a clearly different meaning is required by the context in which the word or phrase is used or a different meaning is specifically provided in this Deferral Program document.
1.Recitals. Pursuant to Section 3.1 of the Plan, Non-Employee Directors are eligible to receive Awards. The purpose of this Deferral Program is to allow Non-Employee Directors to elect to receive either the immediate or deferred payment of their vested Restricted Stock Unit Awards. Consistent with the Company’s Executive Compensation Committee Charter, the Board has delegated its authority to administer the Plan, and, as a result this Deferral Program, to the Executive Compensation Committee of the Board (the “Committee”).
2.Timing and Manner of Payment of Restricted Stock Units – General Rule. As partial compensation for service on the Board, and unless otherwise determined by the Committee, Non-Employee Directors will receive a Restricted Stock Unit Award. As a general rule, the Award Agreement for any Restricted Stock Unit (“RSU”) shall provide that payment for the Award will be made within 60 days following the day on which the Award vests unless the Non-Employee Director elects to defer payment pursuant to Section 3, below. In any event, at the time of settlement for a Restricted Stock Unit Award, the Company shall make payment for vested Awards by: (a) issuing and delivering to Grantee the number of shares of Stock equal to the number of vested Restricted Stock Units; and (b) issuing to Grantee a stock certificate (or, at the Company’s option, a book entry credit or an electronic delivery of certificates through the DWAC system) representing those shares of Stock that have vested and become unrestricted.
3.Election to Defer Restricted Stock Unit Awards. Each Non-Employee Director may elect to defer receipt of 100% of the Restricted Stock Unit Award. The terms of any such deferral must comply with the provisions of this Section 3:
(a)Deferral Election. A Non-Employee Director may elect to defer the payment of his or her Restricted Stock Units until the first to occur of: (i) the date on which the Non-Employee Director incurs a Separation from Service (including death); or (ii) the date specified by the Non-Employee Director, in writing, in his or her RSU Deferral Election Form (that will be provided by the Company)1 (a “RSU Deferral Election”). Any such election shall be made in writing by submitting a signed RSU Deferral Election Form to the Company.
(b)Deferral Election Timing – General. The RSU Deferral Election Form must be submitted to the Company no later than December 31 of the calendar year prior to the relevant Date of Grant (e.g., an election to defer Restricted Stock Units to be granted in 2026
1 Such specified date must be a date at least 3 years from the date the Non-Employee Director completes his or her RSU Deferral Election Form. If the Non-Employee Director selects a date prior to this date, then the Director’s deferral election will not be honored.

must be received by December 31, 2025). The RSU Deferral Election will become irrevocable as of the relevant December 31.
(c)Deferral Election Timing – No Deferral for Newly Elected or Appointed Director. Newly elected or appointed Non-Employee Directors shall not have a deferral opportunity with respect to the Restricted Stock Unit Award granted to the Non-Employee Director in his or her first year of service on the Board (e.g., a Non-Employee Director that begins to provide service in May 2025 shall not have an opportunity to defer the Restricted Stock Units granted in 2025 but shall have an opportunity to defer the Restricted Stock Units that are granted in 2026 and beyond).
(d)No Evergreen Elections. The elections made pursuant to any RSU Deferral Election Form are not intended to be “evergreen” which means that each calendar year a Non-Employee Director must complete a new RSU Deferral Election Form to make additional deferrals pursuant to this Deferral Program.
4.Subsequent Deferral Elections. A new RSU Deferral Election (the “Subsequent Deferral Election”) that changes the time of settlement previously designated by a Non-Employee Director will be honored if, and only if, the following conditions are satisfied: (a) the Subsequent Deferral Election does not take effect until at least 12 months after the date on which it is submitted to the Company; (b) the Subsequent Deferral Election is made at least 12 months prior to the originally scheduled payment date; and (c) the Subsequent Deferral Election provides for a newly scheduled payment date that is at least 5 years later than the originally scheduled payment date.
5.Number of Shares Subject to Awards; Board Service Required. The number of shares of Stock subject to any Restricted Stock Unit Award for any given year will be determined by the Committee in its sole discretion. For the avoidance of doubt, in order to be eligible to receive an Award, a Non-Employee Director must be a member of the Board on the Date of Grant for such Award.
6.Award Agreement. All Awards will be evidenced by a Restricted Stock Unit Award Agreement that will prescribe the terms and conditions, including the vesting conditions, that apply to the Award.
7.Amendment and Termination. The Committee reserves the right to modify, amend or terminate this Deferral Program at any time and from time to time. Any such amendment, modification or termination, however, shall be subject to the requirements of Section 13 of the Plan to the extent that it is applicable.
8.Section 409A Compliance. It is intended that the terms of any Restricted Stock Unit Award and any election made pursuant to this Deferral Program will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Deferral Program and each Award Agreement shall be construed and interpreted consistent with that intent. Nevertheless, the Company does not guarantee any particular tax effect or treatment of the amounts due under this Deferral Program.
9.Unfunded Status of Awards. This Deferral Program and the Plan are intended to be “unfunded” plans for incentive compensation. With respect to any payments not yet made to a Non-Employee Director pursuant to an Award, nothing contained in this Deferral Program, the Plan or any Award Agreement shall give the Non-Employee Director any rights that are greater than those of a general creditor of the Company. Neither the Non-Employee Director nor any other person shall have any interest in any bookkeeping account, fund or in any specific asset or assets of the Company or any other entity by reason of any Award.

10.Incorporation of Plan Provisions. The provisions of the Plan shall apply to all RSU Deferral Elections made pursuant to this Deferral Program and shall accordingly be deemed to be incorporated herein.
11.Dividend Equivalents. If a Non-Employee Director defers the settlement of RSUs pursuant to this Deferral Program, the Non-Employee Director shall be entitled to a Dividend Equivalent Award as follows: each time the Company declares and pays ordinary cash dividends on or after the date on which the RSUs vest and prior to the date on which the RSUs are settled, a cash amount equal to the ordinary cash dividend that would have been payable to the Non-Employee Director with respect to the Stock underlying the Restricted Stock Units as if that Stock was issued outstanding as of the dividend payment date shall be accrued by the Company and shall be paid to the Non-Employee Director at the time the corresponding RSUs are settled (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). For the avoidance of doubt, Dividend Equivalent Awards shall not accrue or be paid with respect to any RSUs that do not vest in accordance with their terms.

IN WITNESS WHEREOF, the Company has caused this Deferral Program to be executed as of this May 22, 2025.

MERITAGE HOMES CORPORATION

By: /s/ Javier Feliciano
Javier Feliciano, Chief People Officer

    3